Exhibit 21.1

LECG CORPORATION AND SUBSIDIARIES

List of Subsidiaries

LECG, LLC, a California limited liability company

LECG Limited, a New Zealand Corporation

LECG Limited, a United Kingdom Corporation

LECG Canada Holding, Inc., a California Corporation

LECG Canada Ltd, a corporation formed in accordance with the Business Corporations Act (Ontario)

LECG Holding Company (UK) Ltd, a UK private company

LECG Consulting France, SAS, a French societe par actions simpliee

LECG Consulting Spain, SL, a Spanish Sociedades de Responsabilidad Limitada

LECG Consulting Belgium, NC, a Belgian naamloze vennootschap/societe anonyme

LECG Consulting Italy, SrL, an Italian società a Responsabilità Limitata

LECG Hong Kong Limited